EXHIBIT 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of November 2, 2012 between Marinus Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Gail M. Farfel, Ph.D. (the “Employee”).

Recital:

The parties hereto desire to enter into this Agreement to provide for the employment of the Employee by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.                                      Duties.  The Company agrees that the Employee shall be employed by the Company to serve as Chief Development and Regulatory Affairs Officer of the Company.  The Employee shall report to the Chief Executive Officer of the Company.  The Employee agrees to be so employed by the Company and to devote her best efforts to advance the interests of the Company and to perform the duties stated on Exhibit A hereto and such other duties assigned to the Employee by the Chief Executive Officer.  The Employee shall be based in the Company’s Branford, Connecticut office.  Mutually acceptable flexible work options shall be implemented and periodically reviewed and agreed by the Company and the Chief Executive Officer.

2.                                      Term.  The Employee’s employment under this Agreement shall continue in effect until terminated pursuant to Section 4 of this Agreement.

3.                                      Compensation.

(a)                                 Salary.  During the term of the Employee’s employment under this Agreement, the Employee shall be paid an annual salary at the rate of not less than $290,000 (the “Base Salary”).  The Base Salary may be increased from time to time by the Board of Directors (the “Board”).  The Board shall review the Base Salary at least annually at the end of each fiscal year of the Company.  The Base Salary shall be paid in accordance with the Company’s regular payroll practices.

(b)                                 Annual Bonus.  At the end of each fiscal year of the Company that ends during the term of this Agreement, the Board shall consider the award of a performance bonus to the Employee for such fiscal year in an amount of up to 25% of the Employee’s Base Salary based upon the achievement of performance objectives established annually by the Board or its Compensation Committee.  Whether the performance objectives for any year have been achieved by the Employee shall be determined by the Board or its Compensation Committee.  Notwithstanding the foregoing, all bonuses shall be paid within two and one-half months after the close of each year.

(c)                                  Management Incentive Plan.  The Employee shall be eligible to participate in the Company’s 2012 Management Incentive Plan.  Further, subject to the approvals of the 2012 Extended MIP and/or any other such plan, by the Board and the requisite stockholders of the Company, the Employee will be eligible to participate in any extension, expansion or amendment of the 2012 Management Incentive Plan.

(d)                                 Equity Incentive Programs.  The Company agrees that, on or promptly after the date of this Agreement, the Employee shall be granted stock options exercisable for the purchase of 277,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value per share of the Company’s Common Stock, as determined by the Board, of which 25% shall vest on the first anniversary of the effective date of the Employee’s employment by the Company and the remaining 75% shall vest in 36 consecutive monthly installments beginning one month after the first anniversary of the effective date of the Employee’s employment by the Company.  The Employee shall also be eligible to participate in equity incentive programs established by the Company from time to time to provide stock options and other equity-based incentives to key employees of the Company in accordance with the terms of those programs.

(e)                                  Vacation and Fringe Benefits.  The Employee shall be entitled  to 20 days’ paid vacation, plus an additional two floating holidays and two personal days, as per Company policy to be established.  The Employee shall be entitled to participate in all insurance and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Company.

(f)                                   Reimbursement of Expenses.  The Employee shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by the Employee on behalf of the Company, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Company as in effect from time to time.

(g)                                 Entire Compensation.  The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by the Employee to the Company hereunder.

4.                                      Termination.

(a)                                 Death.  This Agreement shall automatically terminate effective as of the date of the Employee’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee’s estate:  (i) any portion of the Employee’s Base Salary for the period up to the Employee’s date of death that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(b)                                 Total Disability.  The Company may terminate the employment of the Employee immediately upon written notice to the Employee in the event of the Disability (as that term is hereinafter defined) of the Employee, in which event, the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.  For purposes of this Agreement, the term “Disability” shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable or incompetent to carry out the job responsibilities that the Employee held or the tasks that she was assigned at the time the disability commenced, as determined by the Board and supported by the opinion of a physician.  The Employee shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician.

(c)                                  Termination by the Company for Cause.  The Company may terminate the Employee’s employment hereunder upon written notice to the Employee for Cause.  For purposes of this Agreement, the term “Cause” shall mean a vote of the Board resolving that this Agreement should be terminated as a result of (i) any material breach by the Employee of any agreement to which the Consultant and the Company are parties which, if curable, is not cured within 30 days following written notice thereof by the Company, (ii) any commission of a crime constituting a felony, or (iii) repeated, willful failure to perform any duties reasonably assigned to the Employee or other such insubordination, which failure is not cured within 30 days following written notice thereof by the Company.  In the event that the Company shall discharge the Employee pursuant to this Section 4(c), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(d)                                 Other Termination by the Company.  The Company may terminate the employment of the Employee for any reason other than one specified in Section 4(b) or 4(c) hereof immediately upon written notice to the Employee, in which event the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any benefits that have accrued to the Employee under the terms of any employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans; and (iii) subject to the execution by the Employee of a release satisfactory to the Company and the compliance by the Employee with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Company, the Employee’s Base Salary for a period of six months after the effective date of the release, payable in accordance with the Company’s regular payroll practices.

(e)                                  Termination by the Employee.  The Employee may terminate her employment for any reason upon at least 30 days’ prior written notice to the Company, which notice shall specify the effective date of the termination.  In the event that the Employee shall terminate her employment pursuant to this Section 4(e), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans

(f)                                   Parachute Provisions.  In the event the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to the Employee constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Employee without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”).  The Employee shall be entitled to select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) shall be reduced hereunder; provided that if the Employee fails to so select promptly, the Company shall select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) will be reduced.  Parachute Payments that are considered to be deferred compensation under Section 409A of the Code shall be reduced only to the extent that the complete reduction of the Parachute Payments in the preceding sentence is insufficient to eliminate the imposition of the excise tax imposed under Section 4999 of the Code.  Notwithstanding the foregoing, the Company shall use reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that the Company does not guarantee that such approval will be obtained.  If, and only if, the Company determines that such approval is obtained, the Employee shall be entitled to receive the Cutback Benefits without regard to the first sentence of this Section 4(f).

(g)                                 Base Salary Continuation.  The Base Salary continuation set forth in Section 4(d) above shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Code (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)).  To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives.  Notwithstanding any provision in this Agreement to the contrary, in the event that the Employee is a “specified employee” as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Employee’s termination of employment or before the date of the Employee’s death, if earlier.

5.                                      Restrictive Covenant Agreement.  The Non-Competition, Non-Solicitation, Confidentiality and Assignment executed by Consultant on April 9, 2010 (the “Restrictive Covenant Agreement”) shall remain in full force and effect in accordance with its terms and shall survive the termination of the Employee’s Amended and Restated Consulting Agreement dated as of June 28, 2011 with the Company (the “2011 Consulting Agreement”) and this Agreement in accordance with the terms of the Restrictive Covenant Agreement.    .

6.                                      Supersedes Other Agreements.  This Agreement supersedes and is in lieu of the 2011 Consulting Agreement and any and all other employment arrangements between the Employee and the Company, but shall not supersede the Restrictive Covenant Agreement or any other confidentiality, nondisclosure, invention assignment or non-compete agreement between the Employee and the Company.

7.                                      Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

8.                                      Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

9.                                      Construction.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Connecticut.

10.                               Assignment.

(a)                                 By the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement may be assigned by the Company without the consent of the Employee.

(b)                                 By the Employee.  This Agreement and the obligations created hereunder may not be assigned by the Employee, but all rights of the Employee hereunder shall inure to the benefit of and be enforceable by her heirs, devisees, legatees, executors, administrators and personal representatives.

11.                               Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Marinus Pharmaceuticals, Inc.
21 Business Park Drive

Branford CT  06405
Attention:  Chairman of the Board

If to the Employee, to address stated on the signature page to this Agreement.

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

12.                               Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or her or its duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

13.                               Section 409A.  It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Employee to payment of interest or any additional tax under Code section 409A.  The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Employee.

14.                               Survival of Covenants.  All provisions of this Agreement that, by its terms, is intended to continue beyond the termination of the Employee’s employment shall continue in effect thereafter.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Christopher M. Cashman

Title:	Chief Executive Officer

/s/ Gail M. Farfel
Gail M. Farfel, Ph.D.

Employee’s Address:

EXHIBIT A

Duties and Responsibilities

Lead and manage the development and execution of the Company’s clinical development plans through registration, ensuring delivery of all elements of the clinical development plan including: clinical trial feasibility, set-up, conduct and reporting; support of regulatory activities and other project responsibilities as required.

Lead cross-functional teams to create comprehensive clinical development plans; protocols and supporting plans and coordinate clinical plan activities (protocol development, statistical analysis plan, data monitoring guidelines, clinical study reports, scientific presentations, regulatory adherence and strategy, etc.) coordinating efforts by team members, vendors and collaboration partners across functional areas.

Specifically the Employee will continue as the primary interface with the PTSD consortium and Fragile X collaboration with the responsibility for oversight of clinical and monitoring activities and ensuring recruitment activities and enrollment timelines are met with the target patients. Leadership of the Company’s clinical operations and close collaboration with finance and CMC/Manufacturing are required. Regular updates to the CEO and the Board of Directors on the status of these programs (including timelines, recruitment, enrollment, completers and budget variances) are required. Continued support of the Company’s partnering and M&A activities are required.

Additional department responsibilities include: developing and updating project activity plans, GANNT charts and program budgets and ensuring uniform processes/project documentation including: agendas, meeting minutes, status reports, product development plans and other project documentation as required

The Employee’s duties and responsibilities will evolve with the needs of the development projects and will be reviewed periodically.

This position may require domestic or international travel, as needed.

A-1